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                                                                     Exhibit 99

D U S A(R)

INNOVATION IN PHOTODYNAMIC THERAPY

DUSA Pharmaceuticals, Inc.(R)

      DUSA RECEIVES FDA 510(k) CLEARANCE TO MARKET THE BLU-U(R) BLUE LIGHT
           PHOTODYNAMIC THERAPY ILLUMINATOR FOR TREATMENT OF MODERATE
                           INFLAMMATORY ACNE VULGARIS


WILMINGTON, MA. SEPTEMBER 10, 2003 - DUSA PHARMACEUTICALS, INC. (NASDAQ NMS:
DUSA) reported today that on September 9, 2003, it received 510(k) marketing clearance from the United States Food and Drug Administration (FDA) for the BLU-U(R) Blue Light Photodynamic Therapy Illuminator Model 4170, which allows DUSA to market the BLU-U as a stand alone device for the treatment of dermatological indications, and specifically for the treatment of moderate inflammatory acne vulgaris. The BLU-U has previously received FDA approval for use in conjunction with the Levulan(R) Kerastick(R) (aminolevulinic acid HCI) for Topical Solution, 20%, for the treatment of non-hyperkeratotic actinic keratoses of the face or scalp.

Many factors contribute to the cause of acne. Propionibacterium acnes is a bacterium normally present in human sebaceous glands that plays an important role in the development of acne. In vivo and in vitro studies have shown that these bacteria produce endogenous porphyrins that, when activated by blue light, result in a photodynamic effect that kills the bacteria. The BLU-U utilizes patented, proprietary technology to deliver uniform narrow-band blue visible light that efficiently activates these bacterial porphyrins.

DUSA also markets the BLU-U together with the Levulan Kerastick (aminolevulinic acid HCI) as part of a simple two step photodynamic treatment designed to treat actinic keratosis lesions on the face or scalp. After application, Levulan is absorbed and converted into a potent photosensitizer, protoporphyrin IX, which is then activated by the BLU-U. Photodynamic therapy (PDT) with Levulan is attracting significant interest in the dermatology community.

"This is an exciting additional clinical application for the BLU-U," stated Mitchel Goldman, M.D., Associate Clinical Professor of Dermatology, University of California, San Diego and Medical Director at Dermatology/Cosmetic Laser Associates in La Jolla, California. "Many patients and parents have been seeking a cost-effective alternative approach to oral and topical prescription drugs for moderate inflammatory acne vulgaris."

"Blue light for mild to moderate acne has been gaining acceptance and has been available to clinicians for sometime now but with the BLU-U from DUSA we finally have a cost-effective product available to us," stated Brian Zelickson, M.D., Medical Director, Abbott Northwestern Hospital Cosmetic Care Center and Assistant Professor of Dermatology University of Minnesota.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan PDT and photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as Levulan to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

FOR FURTHER INFORMATION CONTACT: D. Geoffrey Shulman, MD, President & CEO
Shari Lovell, Director, Shareholder Services Tel: 416.363.5059 Fax 416.363.6602 FOR PHYSICIAN OR PATIENT INQUIRIES DUSA Customer Service at 877.533.DUSA
(3872), press 1.